CUSIP NO. 602675100	13G	Page 13 of 13

Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company.
Colonial First State Investments Limited	IA (AU registered)
Colonial First State Wholesale Global Resources Long Fund	IC (AU registered)